Exhibit 5.1

May 6, 2024

Siyata Mobile Inc.

7404 King George Blvd. Suite 200, King’s Cross

Surrey, British Columbia

V3W 1N6, Canada

Re:	Siyata Mobile Inc. – Form F-1 Registration Statement

We have acted as Canadian legal counsel to Siyata Mobile Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as amended (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) including a related preliminary prospectus filed with the Registration Statement (the “Prospectus”), covering the offering (the “Offering”) to certain purchasers (each, a “Purchaser”), of an aggregate of up to 2,600,000 common shares without par value in the capital of the Company (each, a “Common Share”) and/or pre-funded warrants (each, a “Pre-Funded Warrant”). The Pre-Funded Warrants will be offered in lieu of Common Shares to certain Purchasers whose purchase of Common Shares in the Offering would otherwise result in the Purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the Purchaser 9.99%) of the outstanding Common Shares following the completion of the Offering. The purchase price of each Pre-Funded Warrant will be the price per Common Share to be sold in the Offering minus $0.01, being the exercise price per Common Share of each Pre-Funded Warrant. The Pre-Funded Warrants will be immediately exercisable for one Common Share (each, a “Warrant Share”) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant sold in the Offering, the number of Common Shares offered will be decreased on a one-for-one basis.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Prospectus, the form of certificate relating to then Pre-Funded Warrants (the “Warrant Certificate”), the Company’s Notice of Articles as amended, the Company’s Articles and any amendments thereto, records of the Company’s corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

888.476.5291

www.corpcounsel.ca

CC Corporate Counsel Professional Corporation

20 Great Gulf Dr., Suite 14, Vaughan, Ontario, L4K 0K7

Our opinion is limited to law of the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that: (i) the Common Shares have been duly authorized, validly issued, fully paid, and non-assessable; and (ii) when the Warrant Shares are issued and sold in the manner and under the terms described in the Warrant Certificate, such Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Regulation S-K, Item 601(b)(5), and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is rendered solely in connection with the registration of the Common Shares and Warrant Shares under the Registration Statement. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the date hereof.

Yours very truly,

/signed/ CC Corporate Counsel Professional Corporation